Exhibit 99.1
EnergySouth Shareholders Approve Acquisition by Sempra Energy
Acquisition Deal to Close on October 1, 2008
MOBILE, Ala.—(BUSINESS WIRE)—
EnergySouth, Inc. (NASDAQ: ENSI) today announced approval of the acquisition of the company by San Diego, California based Sempra Energy (NYSE: SRE) by a majority of its shareholders.
Seventy-one percent or 5,769,675 of the company’s 8,115,435 outstanding shares voted in favor of the acquisition with two percent or 157,436 shares voting against. Less than one percent (.4%) or 32,120 of the outstanding shares abstained. Of the outstanding shares voted, ninety-seven percent voted in favor of the acquisition.
“We’re pleased to see this transaction move smoothly toward completion,” said Dean Liollio, President and Chief Executive Officer of EnergySouth, Inc. EnergySouth and Sempra Energy jointly announced a definitive agreement to the acquisition deal in July of 2008. “We’re also very proud of the accomplishments of the EnergySouth family, its employees and shareholders,” said Liollio.
Sempra Energy will acquire all EnergySouth operations including the company’s principal businesses, EnergySouth Midstream and Mobile Gas. All regulatory approvals needed to close the acquisition deal have been received. Company officials said the acquisition deal will be completed on October 1, 2008. EnergySouth shareholders will receive $61.50 per share in cash upon completion of the acquisition.
EnergySouth, Inc. is the parent company of a group of energy related subsidiaries operating in the midstream and distribution segments of the natural gas industry. The company’s primary subsidiaries are EnergySouth Midstream and Mobile Gas Service. EnergySouth Midstream is a midstream services company operating Bay Gas Storage and Mississippi Hub. Mobile Gas Service Corporation is a natural gas distribution company operating in Mobile and Baldwin counties in southwest Alabama.
Source: EnergySouth, Inc.